                                                                      Exhibit 99


For Immediate Release

Potomac Bancshares, Inc.


Wednesday, February 20, 2002

Contact: Robert F. Baronner, Jr., President and Chief Executive Officer
         (304) 728-2431

Potomac Bancshares Announces Stock Repurchase Plan

Charles Town, WV --- The Board of Directors of Potomac Bancshares, Inc., the one bank holding company for BCT (Bank of Charles Town), has authorized management to buy up to 60,000 shares of the Corporation's common stock. This amounts to 10% of the Corporation's 600,000 outstanding shares. The stock will be purchased in the open market and/or by privately negotiated transactions as management and the board of directors determines prudent.

Potomac Bancshares, Inc. through its subsidiary, BCT (Bank of Charles Town), is a $174 million commercial bank that operates four full service banking locations in the Eastern Panhandle of West Virginia.